Exhibit 99.1

Tucows Reports Continuing Strong Financial Results

for Fourth Quarter of 2016

– Solid Financial Performance in Fourth Quarter Contributes to Record EPS for 2016 of $1.53 –

TORONTO, February 7, 2017 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2016. All figures are in U.S. dollars.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months Ended December 31			12 Months Ended December 31
	2016 (Unaudited)	2015 (Unaudited)	% Change	2016 (Unaudited)	2015	% Change
Net revenue	48,805	44,707	9%	189,819	171,687	11%
Net income	2,817	3,095	(9%)	16,067	11,374	41%
Basic Net earnings per common share	0.27	0.29	(7%)	1.53	1.04	47%
Adjusted EBITDA[1]	7,333	5,508	33%	30,130	20,948	44%
Net cash provided by operating activities	8,923	1,389	542%	21,650	13,346	62%

1.

This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table. Tucows has revised its definition of Adjusted EBITDA as detailed in the description below and the table reconciling Adjusted EBITDA to GAAP net income.

Summary of Revenues and Gross Margin

(In Thousands of US Dollars)

	Revenue		Gross Margin
	3 Months ended December 31		3 Months ended December 31
	2016 (Unaudited)	2015 (Unaudited)	2016 (Unaudited)	2015 (Unaudited)
Network Access Services:
Mobile Services	17,839	16,054	8,951	7,342
Other Services	919	939	254	488
Total Network Access Services	18,758	16,993	9,205	7,830

Domain Services:
Wholesale
Domain Services	23,130	21,352	4,398	3,492
Value Added Services	2,336	2,304	1,819	1,805
Total Wholesale	25,466	23,656	6,217	5,297

Retail	3,882	3,359	2,086	1,849
Portfolio	698	699	555	517
Total Domain Services	30,046	27,714	8,858	7,664

Network Expenses:
Network, other costs	─	─	(1,285)	(1,327)
Network, depreciation and amortization costs	─	─	(355)	(353)
Total Network expenses	─	─	(1,640)	(1,680)

Total revenue/gross margin	48,805	44,707	16,423	13,814

“A strong fourth quarter contributed to a record financial performance for 2016, driven by continued top line and gross margin growth in both our Ting Mobile and Domain Services businesses as we continue to benefit from the significant operating leverage in our business,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Revenue for fourth quarter grew 9% year-over year to just under $49 million, and for the year grew 11% to just under $190 million. Earnings per share for the quarter decreased 7% year-over-year to $0.27 while growing 47% for the full year to $1.53.”

“As importantly, each of our businesses contributed just what we would have hoped to the overall business strategy,” added Mr. Noss. “Domain Services achieved greater scale and efficiency with the acquisition and successful integration of Melbourne IT’s international wholesale domain reseller channel. With the very recent acquisition of Enom and its expected operating synergies to come over the next 24 months, we anticipate further efficiencies in the future. Ting Mobile delivered outstanding growth, finishing the year with a run rate of over $35 million in annual gross margin. And Ting Internet took significant strides toward future contribution as we added new towns, expanded our networks, drove demand and optimized our operations and processes.”

Mr. Noss added, “We begin 2017 in a tremendous position to continue to grow our bottom line and invest in our priorities.”

Financial Results

Net revenue for the fourth quarter of 2016 increased 9% to 48.8 million from $44.7 million for the fourth quarter of 2015.

Net income for the fourth quarter of 2016 decreased to $2.8 million, or $0.27 per share, from $3.1 million, or $0.29 per share, for the fourth quarter of 2015. Net income for the fourth quarter of 2016 was negatively impacted during the quarter by one-time items totaling $1.0 million related to the eNom acquisition and the Ting Mobile business. Adjusted EBITDA1 for the fourth quarter of 2016 increased to $7.3 million from $5.5 million for the fourth quarter of 2015.

Cash and cash equivalents at the end of the fourth quarter of 2016 were $15.1 million compared with $10.5 million at the end of the third quarter of 2016 and $7.7 million at the end of the fourth quarter of 2015. The increase relative to the third quarter of 2016 was primarily the result of cash provided by operating activities of $8.9 million, which was partially offset by a further investment of $4.0 million in property and equipment, primarily for the continued build out of the Ting Internet footprint and scheduled loan repayments of $0.3 million.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically disclose and discuss a non-GAAP financial measure, adjusted EBITDA, on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense, interest income, stock-based compensation, asset impairment, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and integration costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

Prior year Adjusted EBITDA amounts presented herein have been recast to reflect adjusted EBITDA definitional changes described in the Company’s Form 10-Q Quarterly Report for the three months ended September 30, 2016.

During 2016, the Company identified an immaterial error that affects the classification of certain marketing program costs. Prior to the third quarter of fiscal 2016, the Company recorded the cost for certain marketing credits as Sales and marketing expense which should have been recorded as a reduction in Net revenue. The discussion presented here correctly reflect these marketing credits as a reduction in Net Revenues for all current and comparative periods. This resulted in a decrease in Net Revenues, and a corresponding decrease in Sales and marketing expenses of $0.3 million and $1.3 million for the three months and year ended December 31, 2015.

Conference Call

Tucows management will host a conference call today, Tuesday, February 7, 2017 at 5:00 p.m. (ET) to discuss the Company’s fourth quarter 2016 results. Participants can access the conference call by dialing 1-888-231-8191 or 647-427-7450 or via the Internet at http://www.tucows.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-855-859-2056 and enter the passcode 58593654 followed by the pound key. The telephone replay will be available until Tuesday, February 14, 2017 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://www.tucows.com/investors.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 29 million domain names and millions of value-added services through a global reseller network of over 40,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995 including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectation regarding our ability to manage realized gains/losses from foreign currency contracts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Lawrence Chamberlain

NATIONAL Equicom

(416) 848-1457

lchamberlain@national.ca